Exhibit 99.1

 Mace to Enter Online & Digital Media Services Industry by Signing a
        Definitive Agreement to Purchase Linkstar Interactive

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--July 13, 2007--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq Global: MACE) today announced that it has signed a definitive purchase agreement to acquire Linkstar Interactive ("Linkstar"). Linkstar is an online product marketing company, devoted to bringing proprietary unique consumer goods and services to a wide audience in an e-commerce environment. This acquisition will combine Linkstar's expertise in digital ad management and product marketing with Mace's leading brand of security products.

    "The online and digital media services space has been generating favorable multiples in the marketplace, as the overall online retail industry continues to grow," said Louis D. Paolino, CEO and President of Mace. "With the purchase of Linkstar, we are bringing onboard a successful online marketing and sales company with a proven and experienced management team and a proprietary scaleable technology platform. We see significant opportunities for growth by combining Linkstar's online expertise and technology platform with Mace's unique consumer products and strong balance sheet."

    Linkstar's CEO, Maurry Mendelovich, will join Mace at the completion of the transaction and oversee day-to-day operations as the business unit's President. In addition, Linkstar's President, Colin McIntyre, will join Mace and become the business unit's Chief
Operating Officer.

    "We are excited to join the Mace team. We feel that Linkstar's opportunities for future growth are significant. By joining forces with Mace, Linkstar will benefit from Mace's financial strength and offline logistics expertise to rapidly grow our business," said Maurry Mendelovich, CEO of Linkstar. "After the completion of this transaction, we plan to accelerate our rollout of new proprietary consumer products including launching Mace's highly successful electronic surveillance, security and personal defense products in the online channel."

    The purchase price is $10.5 million and is due and payable as follows: $7.0 million in cash at the closing of the transaction; a promissory note of $500,000 payable in full on January 3, 2008; and unregistered shares of Mace common stock in the value of $3.0 million. The per share value will be the closing price of Mace's common stock five trading days prior to the closing date of the transaction. The shares will be restricted for one year, and the shareholders will only be able to sell one-half of the shares during the period between the first and second anniversary dates of the closing. This transaction is expected to close on July 20, 2007. Closing is subject to the satisfaction of customary closing conditions and the completion of due diligence by the Company.

    Linkstar is a rapidly growing and profitable private online and digital marketing company. Linkstar generated approximately $12 million in annual sales in 2006. Linkstar projects that it will generate approximately $24 million in annual sales in 2007. Linkstar has two main business units, Promopath and Synergy Life Sciences. Promopath represents approximately 71% of Linkstar's total revenue in 2007, and Synergy Life Sciences represents approximately 29% of Linkstar's total revenue in 2007.

    1. Promopath: The Promopath division (www.promopath.com) is an online affiliate marketing company that drives customer acquisitions for advertising clients on the PromoNetwork using the cost-per-action model. Promopath helps companies create highly effective performance-driven marketing campaigns and provides design, brand and technical support services in order to achieve those goals. Promopath also provides services for search engine optimization and strategic online banner placement.

    a. Promopath is partnered with many of the largest publishers to deliver significant reach across many areas of interactive media.
Promopath's advertising clients are typically established direct-response advertisers with well-recognized brands and broad consumer appeal.

    2. Synergy Life Sciences: The Synergy Life Sciences division develops, markets and sells online proprietary consumer products in the Health and Beauty consumer vertical. Products include Vioderm(TM), an anti-wrinkle skin care product (www.vioderm.com) and Purity by Mineral Science(TM), a mineral foundation cosmetic (www.mineralscience.com). Synergy Life Sciences uses Promopath to market these products.

    Linkstar employs 30 people and is headquartered in Wexford, PA with a sales and marketing office in San Francisco, CA. Linkstar's web site is www.linkstarcorp.com.

    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, our ability to obtain additional financing and the ability to successfully integrate Linkstar, the ability of Linkstar's management to leverage Mace's offline logistics expertise and its ability to complete the development and secure market acceptance of new proprietary products. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.

    CONTACT: Mace Security International, Inc.
             Eduardo Nieves, Jr., 954-449-1313
             Vice President, Marketing & Investor Relations

             www.mace.com